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Exhibit 8.2

[LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]

, 2003

LendingTree, Inc.
11115 Rushmore Drive
Charlotte, NC 28277

Ladies and Gentlemen:

        You have requested our opinion regarding certain U.S. federal income tax consequences of the merger (the "Merger") of Forest Merger Corp., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of USA Interactive, a Delaware corporation, with and into LendingTree, Inc., a Delaware corporation ("LendingTree").

        In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger by and among USA Interactive, Merger Sub, and LendingTree, dated as of May 5, 2003, including all exhibits, schedules and amendments thereto (the "Merger Agreement"). In addition, we have reviewed the Proxy Statement/Prospectus, dated            , 2003 (the "Proxy Statement/Prospectus"), included in the Registration Statement of Form S-4, as initially filed by USA Interactive with the Securities and Exchange Commission on             , 2003 (as amended through the date hereof, the "Registration Statement"). In addition, we obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of LendingTree, Merger Sub, and USA Interactive.

        Our opinion set forth below assumes (1) the accuracy of the statements of facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement, (3) the accuracy of (i) the representations made by LendingTree in the Certificate dated the date hereof, and (ii) the representations made by USA Interactive and Merger Sub in the Certificate dated the date hereof, and (4) that any representations made in such Certificates "to the best knowledge of" or like import are accurate without such qualification.

        Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and the qualifications set forth below, we are of the opinion that for U.S. federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        We express no opinion concerning any tax consequences of the Merger other than that specifically set forth herein. You should be aware that legal opinions are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that a contrary position would not be asserted by the Internal Revenue Service.

        Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

        This opinion is rendered solely for your benefit in connection with the transaction described above. Without our prior written consent, this opinion may not be used or relied upon by any other person and may not be disclosed, quoted, published, filed with a governmental agency or otherwise referred to.

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Proxy Statement/Prospectus which is a part of the Registration Statement.

Very truly yours,

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  Exhibit 8.2
[LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]